Tidal Trust II 485BPOS

Exhibit 99.(i)(xxii)

August 25, 2023

Defiance Nasdaq 100 Enhanced Options Income ETF, Defiance S&P 500 Enhanced Options Income ETF, and Defiance R2000 Enhanced Options Income ETF, each a series of Tidal Trust II

234 West Florida Street, Suite 203

Milwaukee, Wisconsin 53204

Ladies and Gentlemen:

We have acted as counsel to Tidal Trust II, a Delaware statutory trust with transferable shares (the “Trust”) in connection with the Trust’s Post-Effective Amendment No. 117 to its Registration Statement filed on Form N-1A with the Securities and Exchange Commission (the “Amendment”) relating to the issuance by the Trust of an unlimited number of shares of beneficial interest, with no par value per share (the “Shares”) in respect of Defiance Nasdaq 100 Enhanced Options Income ETF, Defiance S&P 500 Enhanced Options Income ETF, and Defiance R2000 Enhanced Options Income ETF, each a series of the Trust (each, a “Fund”).

We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Trust’s Second Amended and Restated Declaration of Trust (“Declaration of Trust”) and Amended and Restated By-Laws (“By-laws”), and other documents relating to its organization, operation, and proposed operation, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

We express no opinion herein as to any laws other than Chapter 38 of Title 12 of the Delaware Code Annotated, as amended, entitled “Treatment of Delaware Statutory Trusts” (the “Delaware Statutory Trust Act”) and the federal laws of the United States. We call to your attention that our opinion herein is based solely upon our examination of the Delaware Statutory Trust Act as currently in effect.

This letter expresses our opinion as to the provisions of the Declaration of Trust, but does not extend to the Delaware Uniform Securities Act, or to other state securities laws.

Based upon the foregoing and subject to the qualifications set forth herein, we hereby advise you that, in our opinion:

1.	The Trust is validly existing as a statutory trust under the laws of the State of Delaware.

2.	The Trust is authorized to issue an unlimited number of shares of beneficial interest, the Shares have been duly and validly authorized by all action of the Trustees of the Trust, and no action of the shareholders of the Trust is required in such connection.

August 25, 2023

3.	The Shares, when issued in accordance with the Declaration of Trust and By-laws, will be legally issued, fully paid and non-assessable by the Trust.

            We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the 1933 Act. We consent to the filing of this opinion with and as a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder. We also hereby consent to the use of our name as legal counsel in the Registration Statement.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP

DP/RLS